EXHIBIT 4.1


       Registered                                                   Registered


No. 1
$
CUSIP No:

                            J.P. MORGAN CHASE & CO.

        Capped Quarterly Observation Notes Linked to the S&P 500(R)Index
                        due September 22, 2008 ("Notes")

This security is not a deposit or other obligation of a bank and is not insured by the Federal Deposit Insurance Corporation or by any other governmental entity.

This security is a Registered Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of Cede & Co., the nominee of The Depository Trust Company (the "Depositary"). This Registered Global Security is exchangeable for Notes registered in the name of a Person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this security (other than a transfer of this security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in such limited circumstances. The Depositary will not sell, assign, transfer or otherwise convey any beneficial interest in this Registered Global Security unless such beneficial interest is in an amount equal to an authorized denomination for the Notes, and the Depositary, by its acceptance hereof, agrees to be so bound.

Unless this security is presented by an authorized representative of the Depositary to J.P. Morgan Chase & Co. or its agent for registration of transfer, exchange or payment, and any Notes issued are registered in the name of Cede & Co. or such other name as is requested by an authorized representative of the Depositary (and any payment is made to Cede & Co. or to such other entity as is an authorized representative of the Depositary), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful since the registered owner hereof, Cede & Co., has an interest herein.

J.P. Morgan Chase & Co., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the amount due upon maturity, as determined in accordance with the formula set forth under "Payment at Maturity" below, with respect to the principal sum of

                                                 ($        ),

on September 22, 2008, on the terms and in the manner described on the reverse hereof.

Payment at maturity will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts: provided, however, that at the option of the Company, payment at maturity may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the security register of the Company.

Reference is hereby made to the further provisions of this security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, or an Authenticating Agent, by manual signature, this security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.


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Payment at Maturity

This security pays no interest. This security will mature on September 22, 2008 (the "Maturity Date").

Your return on the securities will be linked to the performance of the Index during the term of the securities. Unlike ordinary debt securities, the securities do not pay interest. Instead, you will receive a cash payment per $1,000 principal amount of securities equal to the greater of $1,100, which we refer to as the "minimum payment amount" and $1,000 plus the additional amount.

The "additional amount" will be calculated by the calculation agent by multiplying $1,000 by the sum of the quarterly capped Index returns for each of the 20 quarterly valuation periods during the term of the securities. Because each quarterly capped Index return is subject to a cap of .06 (or 6%), as described below, the additional amount will never exceed $1,200 and the total payment at maturity for each $1,000 principal amount of securities will never be greater than $2,200. Any negative quarterly capped Index return will reduce the sum of the quarterly capped Index returns over the five-year term of the securities, and therefore the additional amount.

The "quarterly capped Index return" for any quarterly valuation period, as calculated by the calculation agent on the relevant period valuation date, equal to the Index closing level at the end of the quarterly valuation period less the Index closing level at the beginning of that quarterly valuation period divided by the Index closing level at the beginning of that quarterly valuation period; provided, however, that in no event will the quarterly capped Index return for any quarterly valuation period exceed .06 (or 6%).

Each "quarterly valuation period" is the period from and including a period valuation date to and including the immediately subsequent period valuation date; except that the first quarterly valuation period begins on September 12, 2003. The first quarterly valuation period will be longer than one calendar quarter.

The "period valuation dates" are the 15th of each December, March, June and September, beginning December 2003 through September 2008 and the final valuation period date is September 15, 2008, in each such case subject to adjustment if such date is not a trading day or if a market disruption event occurs on such date as described in the two following paragraphs.

If any scheduled period valuation date occurring from and including December 2003 to and including September 2008 is not a trading day or if a market disruption event occurs on any such date, such period valuation date will be the immediately succeeding trading day during which no market disruption event shall have occurred; provided that if a market disruption event occurs on any of the scheduled period valuation dates occurring from and including December 2003 to and including September 2008 and on each of the five trading days immediately succeeding that scheduled period valuation date, then (i) such fifth trading day will be deemed to be the relevant period valuation date, notwithstanding the occurrence of a market disruption event on such day and
(ii) with respect to any such fifth trading day on which a market disruption event occurs, the calculation agent will determine the index closing level on such fifth trading day in accordance with the formula for and method of calculating the index closing level last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such trading day of each security most recently comprising the Index.

If September 15, 2008 (the final period valuation date) is not a trading day or if there is a market disruption event on such day, the final period valuation date will be the immediately succeeding trading day during which no market disruption event shall have occurred; provided that the index closing level will not be determined on a date later than the second scheduled trading day prior to maturity, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Index closing level on such date in accordance with the formula for and method of calculating the Index closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the


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


closing price that would have prevailed but for such suspension or limitation or non-trading day) on such date of each security most recently constituting the Index.

The "index closing level" on any trading day will equal the closing level of the Index or any successor index (as defined below) or alternative calculation of the Index described under "Discontinuance of the S&P 500(R) Index; Alteration of Method of Calculation" at the regular official weekday close of the principal trading session of the New York Stock Exchange, Inc. (the "NYSE"), the AMEX, the Nasdaq National Market or the relevant exchange or market for the successor index.

A "trading day" is a day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

The Company will irrevocably deposit with DTC no later than the close of business on the maturity date funds sufficient to make payments of the amount payable at maturity with respect to the notes on such date. The Company will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto. In the event that the maturity date is not a business day, then payments payable on such date will be made on the next succeeding business day with the same force and effect as if made on such date, except that, if such business day falls in the next calendar year such payment will be made on the immediately preceding business day. A "business day" is any day other than a day on which banking institutions in The City of New York are authorized or required by law or regulation to close or a day on which transactions in dollars are not conducted.

Calculation Agent

J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine the index closing level on each period valuation date, each quarterly capped Index return and the additional amount of cash, if any, we will pay you at maturity of the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuance of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will calculate the additional amount on the final period valuation date. The calculation agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the additional amount on or prior to 11:00 a.m. on the business day preceding the maturity date.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on a period valuation date, and consequently the additional amount, if any, that we will pay to you at maturity of the notes. The events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a "market disruption event."

With respect to the Index, a "market disruption event" means:

   (i)(a) suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading or during the one hour period preceding the close of the principal trading session on such relevant exchange; or

      (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index


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


            (or the relevant successor index) during the last one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

      (c) the suspension, absence or material limitation of trading on any major U.S. securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading or during the one hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

      (ii) a determination by the Calculation Agent in its sole discretion that the event described above materially interfered with its ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of:

      (i) the portion of the level of the Index attributable to that security relative to

      (ii)  the overall level of the Index,

            in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

      (i) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

      (ii) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event;

      (iii) limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

      (iv) a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of

            (a) a price change exceeding limits set by such exchange or market,

            (b)   an imbalance of orders relating to such contracts, or

            (c)   a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

      (v) a "suspension, absence or material limitation of trading" on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.



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


"Relevant Exchange" means the primary U.S. organized exchange or market of trading for any security (or any combination thereof) then included in the Index or any Successor Index.

Discontinuance of the S&P 500 Index; Alteration of Method of Calculation

If Standard & Poor's, a division of McGraw-Hill Companies, Inc. ("S&P") discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a "successor index"), then any index closing level will be determined by reference to the level of such successor index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the successor index on the relevant period valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the Trustee, to us and to the holders of the notes.

If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, any period valuation date and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing level for such date. The index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a level of the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Events of Default

Events of Default relating to the Notes are set forth in Section 5.01 of the Indenture.

Alternate Additional Amount Calculation in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable for each note upon any acceleration of the notes will be equal to $1,100 or $1,000 plus the additional amount determined as though the Index closing level for any period valuation date scheduled to occur after such date of acceleration were the Index closing level on the date of acceleration. Therefore, the quarterly capped Index return for the then current quarterly valuation period would be equal to the Index closing level on the date of acceleration less the Index closing level at the beginning of that quarterly valuation period divided by the Index closing level at the beginning of such quarterly valuation period, and the quarterly capped Index return for each remaining quarterly valuation period would be equal to zero.


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


Defeasance

The Notes will not be subject to the defeasance provisions contained in Article 13 of the Indenture.







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


IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Date: September __, 2003

J.P. MORGAN CHASE & CO.


By:
    -----------------------------------
    Name:
    Title:


Attest:
       --------------------------------
       Name:
       Title:



[Seal]


TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.


DEUTSCHE BANK TRUST COMPANY AMERICAS
(f/k/a Bankers Trust Company),
As Trustee

BY: JPMORGAN CHASE BANK,
As Authenticating Agent


By:
   ---------------------------
     Name:
     Title:




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


                             [REVERSE OF SECURITY]

        Capped Quarterly Observation Notes Linked to the S&P 500(R)Index
                             due September 22, 2008

This security is one of a duly authorized issue of securities of the Company (herein called the "Notes"), issued and to be issued in one or more series under an Indenture dated as of May 25, 2001, (the "Indenture"), between the Company and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This security is one of the series designated as the Capped Quarterly Observation Notes Linked to the S&P 500(R) Index due September 22, 2008 of the Company, which series shall have
an aggregate principal amount of $       .

The Notes are not redeemable at the option of the Company prior to maturity and are not subject to any sinking fund.

If an Event of Default specified under the Indenture with respect to the Notes shall occur and be continuing, the Notes may be declared due and payable in the manner and with the effect provided in the Indenture and on the face hereof and the Calculation Agent will determine the Additional Amount in accordance with the calculation set forth under "Alternate Additional Amount Calculation in Case of an Event of Default" on the face hereof. Upon payment of the amount so declared due and payable, all of the Company's obligations in respect of the payment due at maturity on the Notes shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the securities of each series at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this security shall be conclusive and binding upon such Holder and upon all future holders of this security and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this security is registrable in the security register of the Company, upon surrender of this security for registration of transfer in any place where the amount due at maturity of this security is payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this security is registered as the owner hereof and for all purposes, whether or not this security shall be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for the payment of amounts due at maturity of this security or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in this security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released by each Holder of this security.

All terms used in this security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This security shall be governed by and construed in accordance with the laws of the State of New York.




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